Exhibit 11



                        Exolon-ESK Company and Subsidiaries
                         Computation of Earnings Per Share
                       (In Thousands, Except Per Share Data)

                                                          Years Ended
                                                          December 31,

                                                     1996    1995    1994

          Net Income                               $6,080  $3,462  $1,516

          Less Preferred Stock Dividends:

               Series A                              (16)    (22)    (22)

               Series B                              (16)    (22)    (22)
          Undistributed income                     $6,048  $3,418  $1,472


          Net income attributable to:

               Common Stock (50.0%)                $3,024  $1,709    $736

               Class A Common Stock (50.0%)        $3,024  $1,709    $736


                                                   $6,048  $3,418  $1,472


          Net earnings per share of Common
          Stock:                                    $6.27   $3.55   $1.53
               Primary
               Fully Diluted                        $6.05   $3.44   $1.50

          Net earnings per share of Class A
          Common Stock:
               Primary                              $5.90   $3.33   $1.44


               Fully Diluted                        $5.70   $3.24   $1.42

          Weighted Average Shares Outstanding:
               Primary:

                    Common Stock                 482,000  482,000 482,000

                    Class A Common Stock         513,000  513,000 513,000

               Fully Diluted:

                    Common Stock                 504,000  504,000 504,000

                    Class A Common Stock         535,000  535,000 535,000